Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-137524 of our report dated June 30, 2006, (                 , 2006 as to the effects of the stock split described in Note 19) relating to the consolidated financial statements and financial statement schedules of Carrols Restaurant Group, Inc. (formerly Carrols Holdings Corporation) and subsidiary as of and for the year ended January 1, 2006, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such prospectus.

Rochester, New York

                    , 2006

The consolidated financial statements give effect to an 11.288 for 1 stock split of the common stock of Carrols Restaurant Group, Inc. (formerly Carrols Holdings Corporation) and subsidiary which will take place prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 11.288 for 1 stock split of the common stock of Carrols Restaurant Group, Inc. and subsidiary described in Note 19 to the financial statements and assuming that from June 30, 2006 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

/s/ Deloitte & Touche LLP

Rochester, New York

November 29, 2006